Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Sagimet Biosciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Series A Common Stock, par value $0.0001	457(h)	643,548	$4.28	$2,754,385.44	0.0001531	$421.70
Equity	Series A Common Stock, par value $0.0001	457(h)	252,435	$3.12	$787,597.20	0.0001531	$120.58
Total Offering Amounts					$3,541,982.64		$542.28
Total Fee Offsets(4)							---
Net Fee Due							$542.28

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, par value $0.0001 (the “Common Stock”) of Sagimet Biosciences Inc. (the “Registrant”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)	Consists of shares issuable pursuant to new hire inducement stock option awards granted between May 6, 2024 and October 1, 2024 to certain employees in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to their entering into employment with the Registrant.

(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated on the basis of the exercise price of the applicable inducement stock option award.

(4)	The Registrant does not have any fee offsets.